Exhibit 1

Westpac Banking Corporation ABN 33 007 457 141

Group Secretariat

Level 20, 275 Kent Street

Sydney NSW 2000 Australia

Telephone: (02) 8253 0390

Facsimile:  (02) 8253 1215

3 February 2010

Company Announcements Platform

Australian Securities Exchange Limited

20 Bridge Street

SYDNEY  NSW  2000

Dear Sir / Madam

Westpac Banking Corporation (“Westpac”) – Change of Secretary

Anna Sandham (nee O’Connell), Head of Group Secretariat, has ceased to be a Secretary of Westpac effective 3 February 2010.  Rebecca Farrell has been appointed a Secretary of Westpac on the same day.

Yours sincerely

John Arthur

Group Executive, Counsel & Secretariat